Exhibit 99.1

Caladrius Biosciences Announces Approval of Merger and Name Change to Lisata Therapeutics

All Merger-related proposals approved at the Annual Meeting of Stockholders

BASKING RIDGE, NJ (September 14, 2022) – Caladrius Biosciences, Inc. (Nasdaq: CLBS) (“Caladrius” or the “Company”), announced today that, based upon the final vote count certified by the independent inspector of elections for the annual meeting of stockholders held September 13, 2022, its stockholders approved all of the merger-related proposals, including: (i) the Agreement and Plan of Merger and Reorganization, dated as of April 26, 2022, by and among Caladrius and Cend Therapeutics (“Cend”), and the transactions contemplated thereby, including the Merger and the issuance of shares of Caladrius’ common stock to Cend’s stockholders pursuant to the Agreement and Plan of Merger and Reorganization, (ii) an amendment to the amended and restated certificate of incorporation of Caladrius to effect a reverse stock split of Caladrius’ common stock, at a ratio mutually agreed to by Caladrius and Cend in the range of one new share for every five to fifteen shares outstanding (or any number in between), and (iii) an amendment to the amended and restated certificate of incorporation of Caladrius to change the corporate name of the Company from “Caladrius Biosciences, Inc.” to “Lisata Therapeutics, Inc.”

Subsequent to the stockholders’ approval, the Caladrius Board of Directors approved a reverse stock split of Caladrius’ common stock at a ratio of one new share for every fifteen shares outstanding. The reverse stock split will become effective today, September 14, 2022, at 5:00pm EST. Subject to the satisfaction of customary closing conditions, the closing of the merger with Cend is expected to occur on September 15, 2022. The consolidated common shares for the combined company, which will be renamed Lisata Therapeutics, Inc., are expected to commence trading on The Nasdaq Capital Market under the symbol “LSTA” on September 15, 2022, at 9:30am EST.

“We sincerely thank our stockholders for approving all of the ballot proposals that were voted upon at the annual meeting,” stated David J. Mazzo, Ph.D., Chief Executive Officer of Caladrius. “With our stockholders’ support, we now have the approval needed to form Lisata Therapeutics and the flexibility to execute against our near-and-long term priorities to build upon what we have already accomplished over the past several months in strengthening our business.”

About Caladrius Biosciences

Caladrius Biosciences, Inc. is a clinical-stage biopharmaceutical company dedicated to the development of innovative therapies designed to treat or reverse disease. The Company’s current product candidates include: XOWNA® (CLBS16), the subject of both a recently completed positive Phase 2a study and an ongoing Phase 2b study (www.freedom-trial.com) in the U.S. for the treatment of coronary microvascular dysfunction (“CMD”); CLBS12 (HONEDRA® in Japan), recipient of a SAKIGAKE designation in Japan and eligible for early conditional approval for the treatment of critical limb ischemia (“CLI”) and Buerger’s disease based on the results of an ongoing clinical trial; and CLBS201, designed to assess the safety and efficacy of CD34+ cell therapy as a treatment for diabetic kidney disease (“DKD”). For more information on the Company, please visit www.caladrius.com.

The Company recently announced that it has signed a definitive merger agreement with Cend Therapeutics, Inc. (www.cendrx.com) to form Lisata Therapeutics. Upon closing, Lisata will be a publicly-traded company with an advanced clinical development pipeline and strong balance sheet, which is expected to fund development compounds to their next development milestone. The merger is expected to close in the third quarter of 2022.

About Cend Therapeutics

Cend is a privately held, clinical-stage drug discovery and development company focused on a novel approach to enable more effective treatments for solid tumor cancers. The CendR Platform™ provides a tumor-targeted tissue penetration capability to specifically enhance drug delivery to tumors. Cend is also applying its technology to alter immunosuppression selectively within the tumor microenvironment to enable a patient’s immune system and immunotherapies to fight cancer with greater effectiveness. For more information on Cend, please visit www.cendrx.com.

Forward-Looking Statements

This communication contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Caladrius, Cend or the management of either company, before or after the aforementioned merger, may identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements relating to the timing and completion of the proposed merger; Caladrius’ continued listing on the Nasdaq Capital Market until closing of the proposed merger; the combined company’s listing on the Nasdaq Capital Market after closing of the proposed merger; expectations regarding the capitalization, resources and ownership structure of the combined company; the approach Cend is taking to discover and develop novel therapeutics; the adequacy of the combined company’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Cend’s product candidates; the nature, strategy and focus of the combined company; and the executive and board structure of the combined company. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied; uncertainties as to the timing of the consummation of the transaction and the ability of each of Caladrius and Cend to consummate the transaction; risks related to Caladrius’ ability to correctly estimate its operating expenses and its expenses associated with the transaction; the ability of Caladrius or Cend to protect their respective intellectual property rights; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Caladrius’ Annual Report on Form 10-K filed with the SEC on March 22, 2022 and in the proxy statement/prospectus filed by Caladrius with the Securities and Exchange Commission relating to the Merger. Caladrius can give no assurance that the conditions to the transaction will be satisfied. Except as required by applicable law, Caladrius undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investors and Media:
Caladrius Biosciences, Inc.
John Menditto
Vice President, Investor Relations and Corporate Communications
Phone: 908-842-0084
Email: jmenditto@caladrius.com

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